EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Diamond Offshore Drilling, Inc. (the "Company") on this Form S-8 of our report dated February 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change, effective as of January 1, 2002, in its method of accounting for goodwill to conform with Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Diamond Offshore Drilling, Inc. for the year ended December 31, 2003.


DELOITTE & TOUCHE LLP

Houston, Texas
July 20, 2004